SENTRY PETROLEUM RETAINS LEADING INTERNATIONAL OIL AND GAS EVALUATOR.

Denver, Colorado - (Marketwire - July 29, 2008) -- Sentry Petroleum (OTCBB:SPLM) announced today the formal hiring of independent oil and gas consultancy MBA Petroleum Consultants as the company's independent evaluator. MBA Petroleum Consultants is a leading international consultancy that uses state-of-the-art technology for assessing the hydrocarbon potential of exploration assets. The company also provides Independent Expert Reports for use in listing submissions to exchanges such as the AIM in London and the Australian Stock Exchange.

Dr. Rajeswaran, Sentry Petroleum President commented, "MBA and its principal founders, Doug Barrenger and Wal Muir enjoy excellent reputations within the oil industry; MBA is thorough in its analysis and is independent. Their expertise and independence will provide our shareholders, investors and industry partners an unbiased assessment of our assets and potential."

Commenting on Sentry Petroleum's assets, Wal Muir, founding partner of MBA Petroleum Consultants noted, "Oil and gas were previously discovered and produced at the Gilmore Field. This play in the Devonian sequences of the Adavale Basin has been ignored in recent years, yet is a proven hydrocarbon system. Sentry and MBA are confident that this reappraisal of the basin will lead to drillable prospects being mapped."

A Sentry spokesperson advised that MBA Petroleum Consultants is currently sourcing and loading over 3,400 kilometres of seismic data. These seismic data will then be integrated with the information from wells drilled within and near the permit and interpreted using new ideas for plays developed by both Sentry and MBA.

Dr. Rajeswaran concluded, "Doug has more than 26 years experience in the petroleum industry and has undertaken all facets of geological work, from wellsite operations to prospect evaluation, risk analysis and basin analysis. Wal Muir has over 28 years experience in the petroleum industry and specializes in the evaluation of the value and risks associated with exploration acreage. He has specific experience in the Adavale Basin and understands the intricacies of its complex geological setting. His skills in seismic interpretation, risk analysis, play and prospect evaluation will provide Sentry and our shareholders a degree of expertise unavailable anywhere else in the world."

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

About MBA Petroleum Consultants:
MBA Petroleum Consultants provides independent valuations for oil and gas assets. The firm utilizes a large group of experienced associates with a wide range of skills and has a comprehensive strategy for assessing the potential reserve of assets, using state-of-the-art industry technology and a comprehensive strategy for assessing chance of success (COS).

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.